Exhibit 99.1

SIFCO Industries, Inc. Names Catherine Kramer Chief Financial Officer

January 3, 2013 – Cleveland, Ohio – SIFCO Industries, Inc. (NYSE MKT: SIF) (the “Company”) today announced that it has named Catherine (Kate) Kramer as its Chief Financial Officer, effective January 1, 2013. Kramer replaces former CFO Frank Cappello, who departs the Company on December 31, 2012.

President and Chief Executive Officer Michael S. Lipscomb said, “Over his long tenure with the Company, Frank has made invaluable contributions for which we are grateful. We are excited that Kate will come on board well equipped to support the Company’s strategic growth initiatives.”

Ms. Kramer was previously Director of Financial Planning and Analysis at the Company. Prior to joining the Company, Ms. Kramer served as Managing Director (2009 – 2012) and Vice President of Strategic Planning (2007 – 2009) at Greenstar Capital LLC. Her previous roles include Vice President of Corporate Strategic Planning (2005 – 2007) and Manager of Finance and Business Development (2001 – 2005) at Argo-Tech Corporation. Ms. Kramer holds an MBA in Finance and Operations and Logistics from The Ohio State University, and a Bachelor of Science in Economics from Ohio University’s Honors Tutorial College.

About SIFCO Industries, Inc.

SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services now include forging, heat-treating, coating, welding, and machining. The products include forged components (both conventional and precision), machined forged parts and other machined metal components, and remanufactured component parts for aerospace turbine engines. The Company’s operations are conducted in two business segments: (1) Forged Component Group and (2) Turbine Component Services and Repair Group.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.